SCHEDULE 14C
(RULE 14C-101)

Information Statement Pursuant to Section 14(c) of the Securities Exchange Act of 1934

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TWL Corporation
(Name of Registrant As Specified In Its Charter)

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TWL CORPORATION
4101 International Parkway, Carrollton, Texas75007

INFORMATION STATEMENT
PURSUANT TO SECTION 14
OF THE SECURITIES EXCHANGE ACT OF 1934
AND REGULATION 14C AND SCHEDULE 14C THEREUNDER

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE NOT REQUESTED TO SEND US A PROXY

Carrollton, Texas
October *, 2007

This information statement has been mailed on or about *, 2007 to the stockholders of record on *, 2007 (the “Record Date”) of TWL Corporation, a Utah corporation (the "Company"), in connection with certain actions to be taken by the written consent by the stockholders holding a majority of the capital stock of the Company, dated as of October *, 2007.  The actions to be taken pursuant to the written consent shall be taken on or about *, 2007, 20 days after the mailing of this information statement.

THIS IS NOT A NOTICE OF A SPECIAL MEETING OF STOCKHOLDERS AND NO STOCKHOLDER MEETING WILL BE HELD TO CONSIDER ANY MATTER WHICH WILL BE DESCRIBED HEREIN.

By Order of the Board of Directors,

/s/ Dennis Cagan
Dennis Cagan
President and Chief Executive Officer

NOTICE OF ACTION TO BE TAKEN PURSUANT TO THE WRITTEN CONSENT OF STOCKHOLDERS HOLDING A MAJORITY OF THE OUTSTANDING SHARES OF COMMON STOCK OF THE COMPANY IN LIEU OF A SPECIAL MEETING OF THE STOCKHOLDERS, DATED *, 2007

To Our Stockholders:

NOTICE IS HEREBY GIVEN that the following actions will be taken pursuant to the written consent of stockholders holding a majority of the outstanding shares of common stock dated October *, 2007, in lieu of a special meeting of the stockholders.  Such action will be taken on or about *, 2007:

1.	An amendment to our Certificate of Incorporation to effect a 1-for-20 reverse stock split of TWL Corporation’s outstanding common stock

2.	A change of the Company’s domicile from Utah to Nevada.

OUTSTANDING SHARES AND VOTING RIGHTS

As of the Record Date, the Company's authorized capitalization consisted of  750,000,000 shares of Common Stock and 10,000,000 shares of preferred stock, of which 188,878,008 shares of Common Stock and 4,300,00 shares of Preferred Stock were issued and outstanding as of the Record Date.  Holders of Common Stock of the Company have no preemptive rights to acquire or subscribe to any of the additional shares of Common Stock.

Each share of Common Stock entitles its holder to one vote on each matter submitted to the stockholders.  However, because stockholders holding at least a majority of the voting rights of all outstanding shares of capital stock as at the Record Date have voted in favor of the foregoing proposals by resolution dated October 18, 2007; and having sufficient voting power to approve such proposals through their ownership of capital stock, no other stockholder consents will be solicited in connection with this Information Statement.

Pursuant to Rule 14c-2 under the Securities Exchange Act of 1934, as amended, the proposals will not be adopted until a date at least 20 days after the date on which this Information Statement has been mailed to the stockholders.  The Company anticipates that the actions contemplated herein will be effected on or about the close of business on *, 2007.

The Company has asked brokers and other custodians, nominees and fiduciaries to forward this Information Statement to the beneficial owners of the Common Stock held of record by such persons and will reimburse such persons for out-of-pocket expenses incurred in forwarding such material.

This Information Statement will serve as written notice to stockholders pursuant to.

PROPOSAL 1

ONE FOR TWENTY REVERSE SPLIT

On October 18, 2007, the majority stockholders of the Company authorized a reverse stock split pursuant to which  188,878,008 currently outstanding shares of Common Stock (the "Old Shares") would be automatically converted into 9,443,900 shares of common stock (the "New Shares"). The reason for the reverse stock split is to increase the per share stock price. The Company believes that if it is successful in maintaining a higher stock price, the stock will generate greater interest among professional investors and institutions. If the Company is successful in generating interest among such entities, it is anticipated that the shares of its common stock would have greater liquidity and a stronger investor base. No assurance can be given, however, that the market price of the New Shares will rise in proportion to the reduction in the number of outstanding shares resulting from the reverse stock split. The New Shares issued pursuant to the reverse stock split will be fully paid and non-assessable. All New Shares will have the same par value, voting rights and other rights as Old Shares. Stockholders of the Company do not have preemptive rights to acquire additional shares of common stock, which may be issued.

The one for twenty reverse stock split is being effectuated by reducing the number of issued and outstanding shares at the ratio of 20 for 1. The authorized number of shares of common stock shall not be impacted by the reverse stock split. Accordingly, as a result of the reverse stock split, the Company will have 740,584,225 authorized unissued shares, which shares may be issued in connection with acquisitions or subsequent financings. There can be no assurance that the Company will be successful in making any such acquisitions or obtaining any such financings. In addition, the reverse stock split has potentially dilutive effects on each of the shareholders. Each of the shareholders may be diluted to the extent that any of the authorized but unissued shares are subsequently issued.

The reverse stock split will not alter any shareholder's percentage interest in the Company's equity, except to the extent that the reverse stock split results in any of the Company's shareholders owning a fractional share. No fractional shares shall be issued. Any shareholder who beneficially owns a fractional share of the Company's common stock after the reverse stock split, will receive a cash payment in lieu of such fractional share. The principal effects of the reverse stock split will be that the number of shares of Common Stock issued and outstanding will be reduced from 188,878,008 to approximately 9,443,900.

In addition, commencing with the effective date of the reverse stock split, all outstanding options entitling the holders thereof to purchase shares of the Company's common stock will entitle such holders to receive, upon exercise of their options, one-twentieth of the number of shares of the Company's common stock which such holders may purchase upon exercise of their options. In addition, commencing on the effective date of the reverse stock split, the exercise price of all outstanding options will be increased by 20.

Under the Utah Law, the state in which the Company is incorporated, the reverse stock split does not require the Company to provide dissenting shareholders with a right of appraisal and the Company will not provide shareholders with such right.

The Company believes that the Federal income tax consequences of the reverse stock split to holders of common stock will be as follows:

(i) Except as explained in (v) below, no income gain or loss will be recognized by a shareholder on the surrender of the current shares or receipt of the certificate representing new post-split shares.

(ii) Except as explained in (v) below, the tax basis of the New Shares will equal the tax basis of the Old Shares exchanged therefor.

(iii) Except as explained in (v) below, the holding period of the New Shares will include the holding period of the Old Shares if such Old Shares were held as capital assets.

(iv)The conversion of the Old Shares into the new shares will produce no taxable income or gain or loss to the Company.

(v) The Federal income tax treatment of the receipt of the additional fractional interest by a shareholder is not clear and may result in tax liability not material in amount in view of the low value of such fractional interest.

The Company's opinion is not binding upon the Internal Revenue Service or the courts, and there can be no assurance that the Internal Revenue Service or the courts will accept the positions expressed above.

THE ABOVE REFERENCED IS A BRIEF SUMMARY OF THE EFFECT OF FEDERAL INCOME TAXATION UPON THE PARTICIPANTS AND THE COMPANY WITH RESPECT TO THE STOCK SPLIT. THIS SUMMARY DOES NOT PURPORT TO BE COMPLETE AND DOES NOT ADDRESS THE FEDERAL INCOME TAX CONSEQUENCES TO TAXPAYERS WITH SPECIAL TAX STATUS. IN ADDITION, THIS SUMMARY DOES NOT DISCUSS THE PROVISIONS OF THE INCOME TAX LAWS OF ANY MUNICIPALITY, STATE OR FOREIGN COUNTRY IN WHICH THE PARTICIPANT MAY RESIDE, AND DOES NOT DISCUSS ESTATE, GIFT OR OTHER TAX CONSEQUENCES OTHER THAN INCOME TAX CONSEQUENCES. THE COMPANY ADVISES EACH PARTICIPANT TO CONSULT HIS OR HER OWN TAX ADVISOR REGARDING THE TAX CONSEQUENCES OF THE STOCK SPLIT AND FOR REFERENCE TO APPLICABLE PROVISIONS OF THE CODE.

PROPOSAL 2

MERGER OF TWL CORPORATION, A UTAH CORPORATION,
WITH AND INTO
TWL CORPORATION , A NEVADA CORPORATION

               On August 23, 2007, the Company’s board of directors voted unanimously to approve the Migratory Merger and recommended the Migratory Merger to its stockholders for their approval.  On October 18, 2007, the holders of 57% of the Common Stock consented in writing to approve the Migratory Merger.  The Migratory Merger will be consummated pursuant to an agreement and plan of merger between the TWL Corporation (“New Company”), a copy of which is contained in Exhibit A (the “Agreement and Plan of Merger”).  Copies of the certificate of incorporation (“Nevada Certificate”) and bylaws (“Nevada Bylaws”), which will serve as New Company’s certificate of incorporation and bylaws following the Migratory Merger are attached to the Agreement and Plan of Merger.  The Agreement and Plan of Merger provides that the Company will merge with and into New Company.

The proposed Migratory Merger will effect a change in the legal domicile of the Company and other changes of a legal nature, the most significant of which are described below. However, the Migratory Merger will not result in any change in the Company’s business, management, location of its principal executive offices, assets, liabilities or net worth (other than as a result of the costs incident to the Migratory Merger, which are immaterial). The Company’s Common Stock will continue to trade without interruption on the Over the Counter Bulletin Board.

TWL Corporation (name of New Company)

New Company, which will be the surviving corporation, was incorporated under the Nevada General Corporation Law (the “NGCL”) on *, exclusively for the purpose of merging with the Company.

New Company is a newly formed corporation with one share of common stock issued and outstanding held by the Company, with only minimal capital. The terms of the Migratory Merger provide that the currently issued one share of common stock of New Company held by the Company will be cancelled. As a result, following the Migratory Merger, the Company’s current stockholders will be the only stockholders of the newly merged corporation.

The articles of incorporation and bylaws of the Company and the certificate of incorporation and bylaws of New Company, a Nevada company, are available for inspection by our stockholders at the Company’s principal offices located at 4101 International Parkway, Carrollton, Texas 75007, telephone (972) 309-4000.

The Agreement and Plan of Merger

The Agreement and Plan of Merger provides that the Company will merge with and into New Company, with New Company being the surviving corporation. New Company will assume all assets and liabilities of the Company.

Filing of the Articles of Merger

The Company intends to file the Certificate of Merger and Articles of Merger with the Secretaries of State of Nevada and Utah, respectively, when the actions taken by the Company’s board of directors and the consenting stockholders become effective which will be on or about *, 2007, which is at least 20 days from the mailing of this Information Statement to the stockholders of record on the Record Date.

Effect of Migratory Merger

Under the Utah Business Corporation Act (“UBCA”), when the Migratory Merger takes effect:

•
Every other corporation party to the merger (in this case, the Company, a Utah Company) merges into the surviving corporate (New Company) and the separate existence of every corporation except the surviving corporation ceases;

•	The title to all real estate and other property owned by each corporation party to the merger is transferred to and vested in the surviving corporation without reversion or impairment;

•	The surviving corporation has all of the liabilities of each corporation party to the merger;

•
A proceeding pending against any corporation party to the merger may be continued as if the Migratory Merger did not occur, or the surviving corporation may be substituted in the proceeding for the corporation whose existence has ceased;

•	The articles of incorporation of the surviving corporation are amended to the extend provided in the plan of merger;

•
The shares of each corporation party to the merger, which are to be converted into shares, obligations, or other securities of the surviving or any other corporation or into money or other property, are converted, and the former holders of the shares are entitled only to the rights provided in the articles of merger or to their rights under UBCA Part 13.

On the effective date of the Migratory Merger, the Company will be deemed incorporated under the NGCL. Consequently, the Company will be governed by the Nevada Certificate and Nevada Bylaws filed with the Agreement and Plan of Merger.

Dissent Rights of the Company’s Stockholders

Any Company stockholder is entitled to be paid the fair value of its shares in accordance with Section 16-10a-1302 of the UBCA if the stockholder dissents to the Migratory Merger. A brief summary of the provisions of UBCA Section 16-10a-1302 is set forth below and the complete text of said Sections is set forth in Exhibit B.

Because the Migratory Merger has been approved by the required vote of the Company's stockholders and will become effective twenty days from the mailing of this Information Statement, each holder of shares of the Company’s Common Stock who asserts dissenters' rights and who follows the procedures set forth in Section 16-10a-1323 of UBCA, will be entitled to have his or her shares of the Company’s Common Stock purchased by the Company for cash at their fair market value. The fair market value of shares of the Company’s Common Stock will be determined as of the day before the first approval of the Migratory Merger by the holders of 57% of the Common Stock of the Company, excluding any appreciation or depreciation in consequence of the Migratory Merger.

A holder who wishes to exercise dissenters' rights should demand payment and deposit share certificates by the date or dates set in the dissenters’ notice, as required in Section 16-10a-1323 of UBCA. Any stockholder who does not follow the foregoing is not entitled to payment for his or her shares under UBCA.

In accordance with the regulations promulgated under the Exchange Act, the authorization of the Migratory Merger will not become effective until twenty days after the Company has mailed this Information Statement to the stockholders of the Company. Therefore, within ten days of the effective date of such approval, the Company must mail a written dissenter's notice of such approval (the "Dissenter's Notice") to all stockholders who asserted their dissenters' rights against the Migratory Merger.

The foregoing summary does not purport to provide comprehensive statements of the procedures to be followed by a dissenting stockholder who seeks payment of the fair value of his shares of the Company’s Common Stock. UBCA establishes the procedures to be followed and failure to do so may result in the loss of all dissenters' rights. Accordingly, each stockholder who might desire to exercise dissenters' rights should carefully consider and comply with the provisions of these sections and consult his legal advisor.

The discussion contained herein is qualified in its entirety by and should be read in conjunction with the Agreement and Plan of Merger and the Certificate of Incorporation.

Upon filing a notice of election to dissent a dissenting shareholder will cease to have any of the rights of a shareholder except the right to be paid the fair value of his Company stock pursuant to the UBCA. If a shareholder loses his dissenters' rights, either by withdrawal of his demand or otherwise, he will not have the right to receive a cash payment for his Company stock and will be reinstated to all of his rights as a shareholder as they existed at the time of the filing of his demand.

THE PROVISIONS OF UBCA SECTIONS 16-10A-1302 to 16-10A-1323 ARE TECHNICAL AND COMPLEX. IT IS SUGGESTED THAT ANY SHAREHOLDER WHO DESIRES TO EXERCISE RIGHTS TO DISSENT CONSULT LEGAL COUNSEL, AS FAILURE TO COMPLY STRICTLY WITH SUCH PROVISIONS MAY LEAD TO A LOSS OF DISSENTERS' RIGHTS.

Principal Reasons for the Change of Domicile

The Company’s board of directors believes that the change of domicile will give the Company a greater measure of flexibility and simplicity in corporate governance than is available under Utah law and will increase the marketability of the Company's securities.

The State of Nevada is recognized for adopting comprehensive modern and flexible corporate laws which are periodically revised to respond to the changing legal and business needs of corporations. For this reason, many major corporations have initially incorporated in Nevada or have changed their corporate domiciles to Nevada in a manner similar to that proposed by the Company.  Consequently, the Nevada judiciary has become particularly familiar with corporate law matters and a substantial body of court decisions has developed construing Nevada law. Nevada corporate law, accordingly, has been, and is likely to continue to be, interpreted in many significant judicial decisions, a fact which may provide greater clarity and predictability with respect to the Company's corporate legal affairs.  For these reasons, the Company’s board of directors believes that the Company's business and affairs can be conducted to better advantage if the Company is able to operate under Nevada law. See "Significant Differences between the Corporation Laws of Nevada and Utah."

Principal Features of the Change of Domicile

The change of domicile will be effected by the merger of the Company, a Utah corporation, with and into, New Company, a newly formed wholly-owned subsidiary of the Company that was incorporated on *, 2007 under the NGCL for the purpose of effecting the change of domicile. The change of domicile will become effective upon the filing of the requisite merger documents in Nevada and Utah, which filings will occur on the effective date of the Migratory Merger. Following the Migratory Merger, New Company will be the surviving corporation and will operate under the name “TWL Corporation.”

On the effective date of the Migratory Merger, (i) each issued and outstanding share of Common Stock of the Company, with no par value, shall be converted into one share of common stock of New Company, with no par value (“New Company Common Stock”), and (ii) each outstanding share of New Company Common Stock held by the Company shall be retired and canceled and shall resume the status of authorized and unissued New Company Common Stock.

No certificates or scrip representing fractional shares of New Company Common Stock will be issued upon the surrender for exchange of Common Stock and no dividend or distribution of New Company shall relate to any fractional share, and no fractional New Company Common Stock interest will entitle the owner thereof to vote or to any right of a stockholder of New Company.

At the effective date of the Migratory Merger, New Company will be governed by the Nevada Certificate, the Nevada Bylaws and the NGCL, which include a number of provisions that are not present in the Company Articles, the Company Bylaws or the UBCA. Accordingly, as described below, a number of significant changes in shareholders' rights will be affected in connection with the change in domicile, some of which may be viewed as limiting the rights of shareholders.

Upon consummation of the Migratory Merger, the daily business operations of New Company will continue as they are presently conducted by the Company, at the Company's principal executive offices at 4101 International Parkway, Carrolton, Texas 75007.  The authorized capital stock of New Company will consist of 750,000,000 shares of common stock, no par value ("Nevada Common Stock") and 10,000,000 shares of preferred stock, with no par value ("Nevada Preferred Stock"). The Nevada Preferred Stock will be issuable in series by action of the New Company board of directors. The New Company board of directors will be authorized, without further action by the stockholders, to fix the designations, powers, preferences and other rights and the qualifications, limitations or restrictions of the unissued Nevada Preferred Stock including shares of Nevada Preferred Stock having preferences and other terms that might discourage takeover attempts by third parties.

The New Company board of directors will consist of those persons presently serving on the board of directors of the Company.  The individuals who will serve as executive officers of New Company are those who currently serve as executive officers of the Company. Such persons and their respective terms of office are set forth below under the caption "Management."

Pursuant to the terms of the Agreement and Plan of Merger, the Migratory Merger may be abandoned by the board of directors of the Company and New Company at any time prior to the effective date of the Migratory Merger. In addition, the board of directors of the Company may amend the Agreement and Plan of Merger at any time prior to the effective date of the Migratory Merger provided that any amendment made may not, without approval by the stockholders of the Company who have consented in writing to approve the Migratory Merger, alter or change the amount or kind of New Company Common Stock to be received in exchange for or on conversion of all or any of the Common Stock, alter or change any term of the Nevada Certificate or alter or change any of the terms and conditions of the Agreement and Plan of Merger if such alteration or change would adversely affect the holders of  Common Stock.

 Exchange of Share Certificates.

As soon as practicable on or after the change of domicile, the Company’s stockholders of record immediately prior to the change of domicile will be sent detailed instructions concerning the procedures to be followed for submission of certificates representing Common Stock to the Company’s transfer agent, together with a form of transmittal letter to be sent to the transfer agent at the time such certificates are submitted.

After the change of domicile, the transfer agent will deliver to any holder who has previously submitted a duly completed and executed transmittal letter and a certificate representing the Common Stock, a certificate issued by the Company representing an equal number of shares of Common Stock into which such shares of the Common Stock were converted.

After the change of domicile but before a certificate representing Common Stock is surrendered, certificates representing New Company Common Stock will represent the number of shares of Common Stock as a Nevada corporation into which such Common Stock was converted pursuant to the terms of the change of domicile. The Company’s transfer agent will deliver certificates representing the appropriate amount and type of our capital stock in accordance with the stockholder’s instructions for transfer or exchange.

Failure by a stockholder to return appropriate transmittal letters or to surrender certificates representing Common Stock will not affect such person’s rights as a stockholder, as such stockholder’s certificates representing  Common Stock following the change of domicile will represent the number of shares of New Company Common Stock as a Nevada corporation into which such Common Stock was converted pursuant to the terms of the change of domicile, and will present no material consequences to the Company.

Capitalization

The authorized capital of the Company, on the Record Date, consisted of 750,000,000 shares of Common Stock, with no par value, and 10,000,000 shares of Preferred Stock, with no par value,  188,878,008 shares of Common Stock and 4,300,000 shares of Preferred Stock were outstanding. The authorized capital of New Company, which will be the authorized capital of the Company after the change in domicile, consists of 750,000,000 shares of Nevada Common Stock and 10,000,000 shares of Nevada Preferred Stock. After the Migratory Merger and the resulting automatic conversion of the Series A Convertible Preferred Stock, New Company will have outstanding approximately 9,443,900 shares of Nevada Common Stock and zero shares of Nevada Preferred Stock. The change of domicile will not affect total stockholder equity or total capitalization of the Company.

The New Company board of directors may in the future authorize, without further stockholder approval, the issuance of such shares of Nevada Common Stock or Nevada Preferred Stock to such persons and for such consideration upon such terms as the New Company board of directors determines. Such issuance could result in a significant dilution of the voting rights and, possibly, the stockholders' equity, of then existing stockholders.

There are no present plans, understandings or agreements, and the Company is not engaged in any negotiations that will involve the issuance of the Nevada Preferred Stock to be authorized. However, the New Company board of directors believes it prudent to have shares of Nevada Preferred Stock available for such corporate purposes as the New Company board of directors may from time to time deem necessary and advisable including, without limitation, acquisitions, the raising of additional capital and assurance of flexibility of action in the future.

Significant Differences between the Corporation Laws of Nevada and Utah

The Company is incorporated under the laws of the State of Utah and New Company is incorporated under the laws of the State of Nevada. Upon consummation of the Migratory Merger, the stockholders of the Company, whose rights currently are governed by Utah law and the Company Articles and the Company Bylaws, which were created pursuant to Utah law, will become stockholders of a Nevada company, New Company, and their rights as stockholders will then be governed by Nevada law and the Nevada Certificate and the Nevada Bylaws which were created under Nevada law.

Certain differences exist between the corporate statutes of Nevada and Utah. The most significant differences, in the judgment of the management of the Company, are summarized below. This summary is not intended to be complete, and stockholders should refer to the NGCL and the Utah Business Corporation Act to understand how these laws apply to the Company and New Company.

Number of Directors.

Nevada. Nevada Law provides that a corporation must have at least one director, and may provide in its articles of incorporation or in its bylaws for a fixed number of directors or a viable number of directors.

Utah. Utah Law provides that a corporation must have a minimum of three directors. Before any shares are issues, a board may consist of one or more individuals. After the shares are issued and for as long as a corporation has fewer than three shareholders entitled to vote for the election of directors, its board of directors may consist of a number of individuals equal or greater than the number of those shareholders.

Required Officers

Nevada. Nevada Law provides that every corporation must have a president, a secretary and a treasure.

Utah. Utah Law provides that a corporation shall have the officers designated in its bylaws or by the board of directors in a manner no inconsistent with the bylaws.

Proxies

Nevada. Under Nevada Law, proxies are valid for six months unless otherwise provided in the proxy.

Utah. Utah Law provides that proxies may not be valid for longer than 11 months unless otherwise provided in the proxy.

Shareholders’ Appraisal Rights

Nevada. Under Nevada law, shareholders of a corporation have appraisal rights in cases of merger or consolidations which require the vote of shareholders; provided, that no appraisal rights are available to holders of a class or series of stock that is listed on a national securities exchange or that is held of record by more than 2,000 shareholders.     Nevada Law does not provide such rights with respect to a sale of all or substantially all of the assets of a corporation.

Utah. Under Utah Law, shareholders of a corporation have the right of appraisal in cases of mergers, consolidations, and the sale or mortgage of all or substantially all of the assets of the corporation other than in the ordinary course of business, provided, that no appraisal rights are available to holders of a class or series of stock that is listed on a national securities exchange or that is held of record by more than 2,000 shareholders.

Shareholders’ Approval of Mortgage

In Utah, shareholder approval is required prior to the mortgage of all or substantially all of the assets of a corporation, but such approval is not required in Nevada.

Shareholders’ Vote for an Acquisition by a Merger

Nevada law permits acquisitions by a merger without shareholder vote where the Nevada corporation survives, does not change its charter, and does not issue an amount of stock greater than the number of shares equal to 20% of the series of shares outstanding before the merger. Under Utah law, a shareholder vote is required in such cases.

Limitation to Directors’ Liability

Nevada. Nevada law authorizes corporations to adopt provisions in their certificate of incorporation to limit the liability of a director for damages for breach of his or her fiduciary duty, except for breaches for acts or omissions involving intentional misconduct, knowing violations of law or fraud or for the payment of unlawful dividends.

Utah. Utah Law has a similar statute which permits the limitation of money damages for breach of a director's fiduciary duty, except for breaches involving transaction from which the director derived an improper personal benefit or for intentional infliction of harm on the Company or for improper payment of dividends.

Other than the above summarized items, the change of domicile would not have an effect on shareholder rights or privileges, but would be accomplished through a share for share exchange, replacing each share of issued and outstanding stock in the Utah corporation with a share of stock in the Nevada corporation. The number of shares of the new Nevada corporation issued and outstanding following the change of domicile would be the same as the number of shares of the Company issued and outstanding immediately prior to the change of domicile.

Officers and Directors

Upon the effective date of the Migratory Merger, the present officers and directors of the Company will continue to be the officers and directors of New Company.

Federal Tax Consequences

The following is a discussion of certain federal income tax considerations that may be relevant to holders of Common Stock who receive New Company Common Stock as a result of the proposed change of domicile. No state, local, or foreign tax consequences are addressed herein.

This discussion does not address the state, local, federal or foreign income tax consequences of the change of domicile that may be relevant to particular stockholders, such as dealers in securities, or Company stockholders who exercise dissenters’ rights. In view of the varying nature of such tax considerations, each stockholder is urged to consult his own tax adviser as to the specific tax consequences of the proposed change of domicile , including the applicability of federal, state, local, or foreign tax laws. Subject to the limitations, qualifications and exceptions described herein, and assuming the change of domicile qualifies as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), the following federal income tax consequences generally should result:

☐	No gain or loss should be recognized by the stockholders of the Company upon conversion of their Common Stock into Nevada Common Stock pursuant to the change of domicile;

☐
The aggregate tax basis of the Nevada Common Stock received by each stockholder of the Company in the change of domicile should be equal to the aggregate tax basis of Common Stock converted in exchange therefor;

☐
The holding period of Nevada Common Stock received by each stockholder of the Company in the change of domicile should include the period during which the stockholder held his Common Stock converted therefor, provided such Common Stock is held by the stockholder as a capital asset on the effective date of the change of domicile; and

☐	The Company should not recognize gain or loss for federal income tax purposes as a result of the change of domicile.

The Company has not requested a ruling from the Internal Revenue Service or an opinion of counsel with respect to the federal income tax consequences of the change of domicile under the Code.  The Company believes the change of domicile will constitute a tax-free reorganization under Section 368(a) of the Code, inasmuch as Section 368(a)(1)(F) of the Code defines a reorganization as a mere change in identity, form, or place of organization of the Company.

ADDITIONAL INFORMATION

The Company will provide upon request and without charge to each stockholder receiving this Information Statement a copy of the Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2006, including the financial statements and financial statement schedule information included therein, as filed with the SEC.  The Annual Report is incorporated in this Information Statement. You are encouraged to review the Annual Report together with subsequent information filed by the Company with the SEC and other publicly available information.

EXHIBIT INDEX

Exhibit A   Agreement and Plan of Merger

By Order of the Board of Directors
/s/ Doug Cole
Doug Cole
Secretary

Dated: *, 2007

Exhibit A

AGREEMENT AND PLAN OF MERGER approved on August 23, 2007 by  TWL Corporation, a business corporation organized under the laws of the State of Utah (“TWL – UT”), and by its Board of Directors on said date, and approved on *, 2007 by TWL Corporation, a business corporation organized under the laws of the State of Nevada (“TWL – NV”), and by its Board of Directors on said date.

1. TWL – UT and TWL - NV shall, pursuant to the provisions of Utah Law and the provisions of the laws of the jurisdiction of organization of TWL - NV, be merged with and into a single corporation, to wit TWL - NV, which shall be the surviving corporation upon the effective date of the merger and which is sometimes hereinafter referred to as the "surviving corporation", and which shall continue to exist as said surviving corporation under its present name pursuant to the provisions of the laws of the jurisdiction of its organization.  The separate existence of TWL - UT, which is sometimes hereinafter referred to as the "terminating corporation", shall cease upon the effective date of the merger in accordance with the provisions of the Utah Corporate Code.

2.  The certificate of incorporation of the surviving corporation upon the effective date of the merger in the jurisdiction of its organization shall be the certificate of incorporation of said surviving corporation; and said certificate of incorporation shall continue in full force and effect until amended and changed in the manner prescribed by the provisions of the laws of the jurisdiction of organization of the surviving corporation.

3.  The by-laws of the surviving corporation upon the effective date of the merger in the jurisdiction of its organization will be the by-laws of said surviving corporation and will continue in full force and effect until changed, altered, or amended as therein provided and in the manner prescribed by the provisions of the laws of the jurisdiction of its organization.

4.  The directors and officers in office of the surviving corporation upon the effective date of the merger in the jurisdiction of its organization shall be the members of the first Board of Directors and the first officers of the surviving corporation, all of whom shall hold their directorships and offices until the election and qualification of their respective successors or until their tenure is otherwise terminated in accordance with the by-laws of the surviving corporation.

5.  Each issued share of the terminating corporation shall, upon the effective date of the merger, be converted into one share of the surviving corporation.  The issued shares of the surviving corporation shall not be converted in any manner, but each said share which is issued as of the effective date of the merger shall continue to represent one issued share of the surviving corporation.

6.  The Plan of Merger herein made and approved shall be submitted to the shareholders of the terminating corporation for their approval or rejection in the manner prescribed by the provisions of the Utah Corporation Code, and the merger of the terminating corporation with and into the surviving corporation shall be authorized in the manner prescribed by the laws of the jurisdiction of organization of the surviving corporation.

7.  In the event that the Plan of Merger shall have been approved by the shareholders entitled to vote of the terminating corporation in the manner prescribed by the provisions of the Utah Corporation Code, and in the event that the merger of the terminating corporation with and into the surviving corporation shall have been duly authorized in compliance with the laws of the jurisdiction of organization of the surviving corporation, the terminating corporation and the surviving corporation hereby stipulate that they will cause to be executed and filed and/or recorded any document or documents prescribed by the laws of the State of Utah and of the State of Nevada, and that they will cause to be performed all necessary acts therein and elsewhere to effectuate the merger.

8.  The Board of Directors and the proper officers of the terminating corporation and of the surviving corporation, respectively, are hereby authorized, empowered and directed to do any and all acts and things, and to make, execute, deliver, file, and/or record any and all instruments, papers, and documents which shall be or become necessary, proper, or convenient to carry out or put into effect any of the provisions of this Plan of Merger or of the merger herein provided for.

9.  The effective date of the merger herein provided for in the State of Nevada shall be *, 2007.

10.  As of the date first set forth above, the effect of this Plan of Merger shall be as provided in the applicable provisions of Nevada Law.  Without limiting the generality of the foregoing, and subject thereto, upon the effectiveness of this Merger, all the property, rights, privileges, powers and franchises of the non-surviving corporation shall vest in Surviving Corporation, and all debts, liabilities and duties of the non-surviving corporation shall become the debts, liabilities and duties of Surviving Corporation.

TWL Corporation, a Utah Corporation

By:	/s/ Dennis Cagan
Name: Dennis Cagan
Title: Chief Executive Officer

TWL Corporation, a Nevada Corporation

By:	/s/ Dennis Cagan
Name: Dennis Cagan
Title: Chief Executive Officer